Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces First Quarter 2022 Financial and Operating Results

Successful close and integration of Oasis Midstream paired with favorable commodity prices results in first quarter 2022 net income of $22.2 million and Adjusted EBITDA1 of $172.8 million

Strong operating performance and financial discipline drives free cash flow of more than $28 million, a coverage ratio of 2.0x, leverage ratio of 3.5x, a ~5% increase in the common unit distribution attributable to the first quarter 2022, and an S&P credit rating upgrade to BB from BB-

Key gathering and processing assets leveraged to higher producer activity in the Williston, Delaware, and Powder River Basins in second and third quarters driving volumes and cash flow growth into second half of 2022 and full-year 2023

Crestwood joined Cheniere Energy and selected midstream peers in a project to quantify, monitor, report and verify (QMRV) GHG emissions in a collaborative effort to manage emissions across the energy value chain

HOUSTON, TEXAS, April 26, 2022 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended March 31, 2022.

First Quarter 2022 Financial Highlights1

•	First quarter 2022 net income of $22.2 million, compared to a net loss of $38.3 million in first quarter 2021

•	First quarter 2022 Adjusted EBITDA of $172.8 million, compared to $165.4 million in the first quarter 2021, an increase of more than 4% year-over-year

•

First quarter 2022 distributable cash flow (“DCF”) to common unitholders of $116.7 million resulting in a coverage ratio[2] of 2.0x; first quarter 2022 free cash flow after distributions of $28.3 million

•	Ended the quarter with approximately $2.8 billion of total debt, including $560 million drawn on its revolving credit facility, resulting in a 3.5x leverage ratio

•

Announced first quarter 2022 cash distribution of $0.655 per common unit, or $2.62 per common unit on an annualized basis, an approximate 5% increase year-over-year, payable on May 13, 2022, to unitholders of record as of May 6, 2022

Management Commentary

“I am pleased to report another great quarter of achievements for Crestwood as we completed the $1.8 billion Oasis Midstream acquisition, made significant progress on the integration of our Williston and Delaware Basin assets, published our first Carbon Management Plan, expanded our board of directors and improved governance, all while delivering Adjusted EBITDA of $172.8 million, distributable cash flow of $116.7 million and free cash flow after distributions of $28.3 million during the first quarter of

[1]	Please see non-GAAP reconciliation tables included at the end of the press release.
[2]	Coverage ratio includes distributable cash flow generated by Oasis Midstream during January 2022.

-more-

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2022,” commented Robert G. Phillips, Founder, Chairman, and Chief Executive Officer of Crestwood’s general partner. “Our first quarter results were positively impacted by better-than-expected contributions from the Oasis Midstream Williston Basin assets, significant volume growth on our Delaware Basin assets, upside from favorable commodity prices across our Arrow and Barnett systems and our Storage and Logistics teams’ ability to manage extreme price volatility during the quarter.”

Mr. Phillips continued, “I want to compliment our Williston Basin field personnel for adeptly managing the initial Oasis Midstream integration plan and our significantly larger Williston operations despite challenging weather conditions in North Dakota during the first quarter and in recent weeks. Further, based on first quarter operations, we remain confident in our ability to exceed our forecasted merger cost savings and revenue enhancements in both the Williston and Delaware basins during 2022 despite the inflation and supply chain headwinds that are generally affecting the industry. Going forward, we are currently seeing increased producer activity across the portfolio which should support growing volumes, margins and earnings and allow us to reaffirm our 2022 guidance. Based on that outlook, I am also pleased that the Board of Directors approved an approximate 5% increase in our common unit distribution, which is in-line with our capital allocation strategy to increase the return of capital to unitholders. Overall, I think the first quarter was a good start to another strong year of improving financial and operating performance as we look for opportunities to strategically grow Crestwood’s competitive position in the basins in which we operate.”

First Quarter 2022 Segment Results and Outlook

Gathering and Processing North (G&P North) segment EBITDA totaled $133.3 million in the first quarter 2022, compared to $103.6 million in the first quarter 2021, an increase of 29% year-over-year. During the first quarter 2022, segment EBITDA increased as a result of two months of contribution from the Oasis Midstream assets and the favorable impact of higher commodity prices on the Arrow system. While the Oasis Midstream assets are performing above budgeted expectations, volumes in the G&P North segment were adversely affected by extreme winter weather in the Williston Basin and Powder River Basin during the first quarter which impacted producer facilities and development activity in January and February, pushing out completions on the Arrow system until the end of the first quarter. With milder weather expected in the second and third quarters and commodity prices remaining strong, Crestwood expects producers to accelerate drilling and completion (D&C) activity, driving an increase in well connects, volumes, and revenue for the remainder of the year.

Gathering & Processing South (G&P South) segment EBITDA totaled $27.4 million in the first quarter 2022, compared to $15.9 million in the first quarter 2021, an increase of 72% year-over-year. During the first quarter 2022, segment EBITDA increased primarily as a result of a 10% increase year-over-year in total gas gathering volumes across the segment. The Delaware Basin gas gathering volumes increased 29% year-over-year driven by strong producer activity on the Willow Lake system in New Mexico, with an average of three rigs operating during the quarter. The segment results also include two months of contribution from the Delaware Basin oil and water gathering assets acquired from Oasis Midstream. This system supports Percussion Petroleum (“Percussion”), a Carnelian Energy Capital backed portfolio company, and the midstream assets are wholly owned by Crestwood. Additionally, the Barnett assets continued to benefit from higher natural gas prices through incremental revenues generated by percent of index (POI) contracts.

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Storage & Logistics (S&L) segment EBITDA totaled $25.2 million in the first quarter 2022, compared to $50.8 million in the first quarter 2021. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts and gain/loss on long-lived assets. First quarter 2021 segment EBITDA includes a $10 million contribution from Tres Palacios driven by Winter Storm Uri and a $14 million contribution from the Stagecoach Gas Services joint venture that was divested in July 2021. Additionally, first quarter 2021 excludes a $119.9 million impairment recorded by Crestwood’s equity investment in Stagecoach Gas Services. During the first quarter of 2022, the NGL Logistics business was able to optimize its storage and logistics assets across the Midwest and East Coast to meet increased demand driven by winter weather. With 10 MMBbls of NGL storage and 13 trucking and rail terminals, the NGL Logistics business is well-positioned to capture incremental revenue opportunities arising from continued commodity price volatility. Additionally, the Tres Palacios gas storage facility exceeded internal expectations during the quarter as commodity price volatility drove incremental volumes to the facility.

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the first quarter 2022 were $77.2 million compared to $49.2 million in the first quarter 2021. First quarter 2022 O&M expenses increased due to expanded operations as a result of the merger with Oasis Midstream, while G&A expenses include $17 million of transaction costs related to the merger. Crestwood expects to realize approximately $25 million of run-rate O&M and G&A synergies related to the Oasis Midstream merger during 2022.

First Quarter 2022 Business Update

Williston Basin

During the first quarter 2022, the Williston Basin averaged crude oil gathering volumes of 80 MBbls/d, natural gas gathering volumes of 248 MMcf/d, natural gas processing volumes of 280 MMcf/d, and produced water gathering volumes of 173 MBbls/d. First quarter 2022 volumes include two months of ownership of the Oasis Midstream assets. Crestwood continues to benefit from increasing gas-to-oil ratios (GORs) across the basin, as well as the sustained higher commodity price environment. Five wells were connected to the Williston Basin gathering systems in the first quarter, all of which were DUCs (drilled but uncompleted wells), which is typical as producers reduce D&C activities in the winter months. Approximately 70% of the forecasted well connects in the basin are expected to come online in the second and third quarters, driving a step change in cash flow into the second half of the year. With the recent strength in commodity prices, the Williston Basin has seen a 70% increase in rig count since April of 2021, with four rigs currently operating on Crestwood’s dedicated acreage.

During the first quarter 2022, Crestwood invested $15.1 million in growth capital in the Williston Basin, of which approximately 70% was for the expansion of the three-product gathering systems for Oasis Petroleum and new third party customers on the Oasis Midstream footprint. On the Arrow system, Crestwood continued to invest capital for incremental compression and the expansion of the produced water gathering system to meet producer development activity in 2022.

Oasis Midstream Integration Update

Following the closing of the Oasis Midstream merger on February 1, 2022, Crestwood has exceeded its integration schedule and expects to meet or beat its previously stated goal of $45 million in annual

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revenue and cost synergies in the first 12 to 18 months of ownership. Crestwood’s operations team has identified numerous additional synergy opportunities across the portfolio, including the reduction of contract labor, and Crestwood’s commercial team has continued to be successful contracting with several new third-party producers in the surrounding footprint.

Powder River Basin

During the first quarter 2022, the Powder River Basin averaged gathering volumes of 98 MMcf/d and processing volumes of 94 MMcf/d. During the first quarter 2022, six wells were connected to the Jackalope system and Crestwood continues to forecast a total of 10 to 15 well connects for the year. Late in the first quarter, Continental Resources (NYSE: CLR) (“Continental”) closed on its acquisition of acreage owned by Chesapeake Energy Corp in the basin, resulting in Continental becoming Crestwood’s largest producer customer in the basin. Continental is currently operating two rigs on acreage dedicated to Crestwood and expects first volumes to flow into the Bucking Horse processing plant via the Continental Express pipeline in late second quarter 2022. Crestwood invested $3 million in the Powder River Basin during the quarter, primarily related to construction of the Continental Express high-pressure pipeline.

Delaware Basin

During the first quarter 2022, the Delaware Basin averaged natural gas gathering volumes of 234 MMcf/d, an increase of 29% year-over-year, and processing volumes of 117 MMcf/d, an increase of 115% year-over-year. Gathering volumes on the Willow Lake system in New Mexico increased 125% year-over-year, as private producers continue to drive activity levels, operating an average of three rigs. During the first quarter, five wells were connected to the Willow Lake system and Crestwood continues to forecast a total of 100 to 110 wells across the Delaware Basin for the year. Additionally, produced water gathering volumes averaged 102 MBbls/d during the first quarter across Crestwood’s two water gathering systems in the basin. Percussion is currently running two rigs on Crestwood’s dedicated footprint, resulting in average crude oil gathering volumes of 20 MBbls/d for the two months of ownership.

In the first quarter, capital investment in the Delaware Basin was focused on the expansion of gathering and compression capacity in New Mexico to support the development plans of Novo Oil & Gas, the expansion of the oil and water gathering system for Percussion, and the drilling and completion of two shallow, produced water disposal wells to support increasing produced water volumes on the Desert Hills water system. Based on current producer forecasts, Crestwood estimates that the Orla processing plant will be near full capacity in the fourth quarter 2022 and is actively evaluating accretive investments to expand processing capacity to the system. Crestwood forecasts the Delaware Basin assets to generate more than $60 million of cash flow net to Crestwood in 2022.

Capitalization and Liquidity Update

Crestwood invested approximately $30 million in consolidated growth capital projects and joint venture contributions during the first quarter 2022 (excluding litigation-related capital pertaining to the Bear Den II processing plant). As Crestwood continues to build-out infrastructure on the Oasis Midstream footprint, the company expects capital investments to peak in the second and third quarters before declining in the fourth quarter, driving a significant increase in free cash flow by the fourth quarter of

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this year. As of March 31, 2022, Crestwood had approximately $2.8 billion of debt outstanding, comprised of $2.25 billion of fixed-rate senior notes and $560 million outstanding under its revolving credit facility, resulting in a leverage ratio of 3.5x and more than $900 million of available liquidity. Additionally, in April 2022, Crestwood was upgraded by Standard and Poor’s to a credit rating of BB from BB- based on the company’s increased financial and operational scale and improved financial strength following the Oasis Midstream merger.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) that pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

Crestwood recently joined a collaboration with Cheniere Energy, Inc. (“Cheniere”) (AMEX: LNG), and other leading industry participants to improve the overall understanding of GHG emissions and further the deployment of advanced monitoring technologies and protocols across the energy value chain. In collaboration with global emission researchers from Colorado State University and the University of Texas, the program will implement quantification, monitoring, reporting and verification (QMRV) of greenhouse gas (GHG) emissions at natural gas gathering, processing, transmission and storage systems.

The measurement protocol designed by the research group and Cheniere will be field tested at facilities operated by the participating companies, which include assets owned and operated by Crestwood, including the Jarvisville Compressor Station in the Marcellus, the Herradura Compressor Station in the Delaware Basin, and the Tres Palacios gas storage facility on the Gulf Coast.

Mr. Phillips commented, “Crestwood continues to advance our understanding of our GHG emissions to better quantify, measure and reduce our emissions. We remain resolute on evolving our emissions measurement capabilities in the field and believe participation in the QMRV project along with five other industry-leading peers will further propel Crestwood’s, and the midstream sector’s, understanding and use of leading measurement protocols and emissions monitoring technologies.”

Crestwood remains on track to publish its fourth annual sustainability report in June 2022. For more information on Crestwood’s approach to sustainability and carbon management, please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	2022 EIC Investor Conference, West Palm Beach, Florida, May 15 - 17, 2022

•	J.P. Morgan Energy, Power & Renewables Conference, New York City, New York, June 21 – 22, 2022

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Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and free cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Source: Crestwood Equity Partners LP

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Crestwood Equity Partners LP

Investor Contact

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues	$1,583.8	$1,032.7
Cost of products/services sold	1,364.4	813.8

Operating expenses and other:
Operations and maintenance	42.4	32.8
General and administrative	43.4	18.7
Depreciation, amortization and accretion	74.8	59.2
Loss on long-lived assets, net	3.8	1.4

	164.4	112.1
Operating income	55.0	106.8
Earnings (loss) from unconsolidated affiliates, net	3.0	(103.7)
Interest and debt expense, net	(36.1)	(36.0)
Loss on modification/extinguishment of debt	—	(5.5)
Other income, net	0.3	—

Income (loss) before income taxes	22.2	(38.4)
Benefit for income taxes	—	0.1

Net income (loss)	22.2	(38.3)
Net income attributable to non-controlling partner	10.2	10.1

Net income (loss) attributable to Crestwood Equity Partners LP	12.0	(48.4)
Net income attributable to preferred units	15.0	15.0

Net loss attributable to partners	$(3.0)	$(63.4)

Net loss per limited partner unit:
Basic and Diluted	$(0.04)	$(0.86)

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	March 31, 2022	December 31, 2021
	(unaudited)
Cash	$11.9	$13.3

Outstanding debt:
Revolving Credit Facility	$560.0	$282.0
Senior Notes	2,250.0	1,800.0
Other	30.2	0.2

Subtotal	2,840.2	2,082.2
Less: deferred financing costs, net	30.1	29.9

Total debt	$2,810.1	$2,052.3

Partners’ capital
Total partners’ capital	$1,966.0	$1,099.6
Common units outstanding	98.0	63.0

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$22.2	$(38.3)
Interest and debt expense, net	36.1	36.0
Loss on modification/extinguishment of debt	—	5.5
Benefit for income taxes	—	(0.1)
Depreciation, amortization and accretion	74.8	59.2

EBITDA (a)	$133.1	$62.3
Significant items impacting EBITDA:
Unit-based compensation charges	8.6	2.3
Loss on long-lived assets, net	3.8	1.4
(Earnings) loss from unconsolidated affiliates, net	(3.0)	103.7
Adjusted EBITDA from unconsolidated affiliates, net	7.6	25.7
Change in fair value of commodity inventory-related derivative contracts	5.7	(30.5)
Significant transaction and environmental related costs and other items	17.0	0.5

Adjusted EBITDA (a)	$172.8	$165.4

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$172.8	$165.4
Cash interest expense (c)	(35.6)	(34.5)
Maintenance capital expenditures (d)	(1.4)	(3.0)
Adjusted EBITDA from unconsolidated affiliates, net	(7.6)	(25.7)
Distributable cash flow from unconsolidated affiliates	6.7	24.8
PRB cash received in excess of recognized revenues (e)	7.1	6.6
Benefit for income taxes	—	0.1

Distributable cash flow attributable to CEQP	142.0	133.7
Distributions to preferred	(15.0)	(15.0)
Distributions to Niobrara preferred	(10.3)	(10.3)

Distributable cash flow attributable to CEQP common	$116.7	$108.4

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Operating Cash Flows to Adjusted EBITDA
Net cash provided by operating activities	$222.5	$258.5
Net changes in operating assets and liabilities	(112.9)	(122.8)
Amortization of debt-related deferred costs	(0.8)	(1.7)
Interest and debt expense, net	36.1	36.0
Unit-based compensation charges	(8.6)	(2.3)
Loss on long-lived assets, net	(3.8)	(1.4)
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions received	0.4	(103.8)
Deferred income taxes	0.1	—
Benefit for income taxes	—	(0.1)
Other non-cash income	0.1	(0.1)

EBITDA (a)	$133.1	$62.3
Unit-based compensation charges	8.6	2.3
Loss on long-lived assets, net	3.8	1.4
(Earnings) loss from unconsolidated affiliates, net	(3.0)	103.7
Adjusted EBITDA from unconsolidated affiliates, net	7.6	25.7
Change in fair value of commodity inventory-related derivative contracts	5.7	(30.5)
Significant transaction and environmental related costs and other items	17.0	0.5

Adjusted EBITDA (a)	$172.8	$165.4

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$172.8	$165.4
Cash interest expense (c)	(35.6)	(34.5)
Maintenance capital expenditures (d)	(1.4)	(3.0)
Adjusted EBITDA from unconsolidated affiliates, net	(7.6)	(25.7)
Distributable cash flow from unconsolidated affiliates	6.7	24.8
PRB cash received in excess of recognized revenues (e)	7.1	6.6
Benefit for income taxes	—	0.1

Distributable cash flow attributable to CEQP	142.0	133.7
Distributions to preferred	(15.0)	(15.0)
Distributions to Niobrara preferred	(10.3)	(10.3)

Distributable cash flow attributable to CEQP common	$116.7	$108.4

Free Cash Flow After Distributions (f)
Distributable cash flow attributable to CEQP common	$116.7	$108.4
Less: Growth capital expenditures	24.2	5.5
Less: Distributions to common unitholders	64.2	39.3

Free cash flow after distributions	$28.3	$63.6

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(f)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with GAAP as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.

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CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Gathering and Processing North
Revenues	$362.6	$235.1
Costs of product/services sold	205.6	116.2
Operations and maintenance expenses	23.7	15.1
Loss on long-lived assets, net	—	(0.2)

EBITDA	$133.3	$103.6

Gathering and Processing South
Revenues	$30.7	$24.6
Costs of product/services sold	(0.6)	0.3
Operations and maintenance expenses	6.7	6.3
Gain (loss) on long-lived assets, net	0.2	(1.3)
Earnings (loss) from unconsolidated affiliates, net	2.6	(0.8)

EBITDA	$27.4	$15.9

Storage and Logistics
Revenues	$1,190.5	$773.0
Costs of product/services sold	1,159.4	697.3
Operations and maintenance expenses	12.0	11.4
Gain (loss) on long-lived assets, net	(4.0)	0.1
Earnings (loss) from unconsolidated affiliates, net	0.4	(102.9)

EBITDA	$15.5	$(38.5)

Total Segment EBITDA	$176.2	$81.0
Corporate	(43.1)	(18.7)

EBITDA	$133.1	$62.3

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended March 31,
	2022	2021
Gathering and Processing North
Gas gathering volumes (MMcf/d)
Williston Basin	247.5	134.2
Powder River Basin	98.1	98.3

Total gas gathering volumes	345.6	232.5
Processing volumes (MMcf/d)
Williston Basin	280.2	129.6
Powder River Basin	94.2	97.5

Total processing volumes	374.4	227.1
Williston Basin
Crude oil gathering volumes (MBbls/d)	79.8	100.3
Water gathering volumes (MBbls/d)	173.3	82.0

Gathering and Processing South
Gas gathering volumes (MMcf/d)
Marcellus	214.6	234.5
Barnett	214.1	184.9
Delaware Basin (a)	234.2	181.5

Total gas gathering volumes	662.9	600.9
Processing volumes (MMcf/d)
Barnett	71.1	75.6
Delaware Basin (a)	116.9	54.3

Total processing volumes	188.0	129.9
Compression volumes (MMcf/d)	241.5	278.3
Delaware Basin - Crude oil gathering volumes (MBbls/d)	20.1	—
Delaware Basin - Water gathering volumes (MBbls/d) (a)	102.3	48.1

Storage and Logistics
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	28.8	30.5
% of operational capacity contracted	75%	79%
Firm storage services (MMcf/d) (a)	394.8	443.8
Interruptible services (MMcf/d) (a)	155.2	49.9
COLT Hub
Rail loading (MBbls/d)	18.0	51.5
Outbound pipeline (MBbls/d) (b)	25.4	10.1
NGL Operations
NGL volumes sold or processed (MBbls/d)	160.0	151.5
NGL volumes trucked (MBbls/d)	23.1	22.2

(a)	Includes our 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.